EXHIBIT 4

PROXY AND VOTING AGREEMENT

This Proxy and Voting Agreement (this "Agreement"), dated January 9, 2012 (the "Effective Date"), is entered into by and among COR Securities Holdings Inc., a Delaware corporation ("COR"), and the undersigned stockholders of National Holdings Corp., a Delaware corporation (the "Company"), listed on the signature page hereto (the "Stockholders").  COR and the Stockholders are referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Stockholder is a holder of such number of shares of common stock, par value $0.02 per share (the "Common Stock"), of the Company as shown on the attached Exhibit A;

WHEREAS, the share price of the Company's common stock has declined $0.20 per share as of the date hereof;

WHEREAS, the Company has entered into several related-party transactions with members of its current board of directors on terms that are undisclosed, apparently unfair to existing shareholders, or designed for the enrichment of a select group of shareholders and/or directors at the expense of the Company (see e.g., the Company's Form 8-K filed January 6, 2012);

WHEREAS, the Company has $6 million of senior debt that matures on March 31, 2012 and June 30, 2012, appears to be unable to fund such maturities from cash or operations, and therefore is at substantial risk of default if it is unable to recapitalize its balance sheet;

WHEREAS, despite the considerable uncertainty about the Company's financial condition, the Company has failed to timely file its annual report on Form 10-K with the result of delaying full and complete disclosure of the Company's financial position to its investors;

WHEREAS, COR has made a proposal, expiring January 10, 2012, designed to (i) recapitalize the Company with $10 million of new capital, and (ii) allow the Board of Directors to be Sarbanes-Oxley compliant and otherwise complies with requirements for listing the Common Stock on a national exchange;

WHEREAS, as disclosed in the Schedule 13D filed by COR on January 3, 2012, the Board of Directors has failed to timely respond to and/or accept two prior offers made by COR since October 31, 2011, and to date has failed to accept or timely respond to the current offer;

WHEREAS, (i) the Parties believe that the terms of COR's offer are more favorable to the Company than recent financings made by members of the Board of Directors and/or their affiliates and provides a long-term solution to its problems of capitalization and governance, (ii) the Company's apparent alternatives appear to give no assurance that it will avoid default under its senior debt obligations, and (iii) the Board of Directors appears to have made no other disclosed attempt to address the urgent problems before it;

WHEREAS, the Stockholders favor COR's offer and general investment and intentions and have confidence that the governance changes proposed by COR are salutary and necessary for, and in the best interests of, the Company and the Stockholders; and

WHEREAS, for the reasons discussed above, the Stockholders desire to enter into this Agreement and to grant to COR voting power over shares of their Common Stock that are subject to this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Irrevocable Proxy.

a. Effective upon the Effective Date and continuing through December 31, 2012, each of the Stockholders hereby grants to COR an irrevocable proxy, and hereby constitutes and appoints COR, as the Stockholder's true and lawful proxy and attorney-in-fact, each with full power of substitution, to exercise all voting authority and authority to act by written consent for the Shares (as defined below) of the Stockholder on all matters on which such Shares may be voted and all matters requiring the affirmative vote or consent of the Stockholder, which proxy is IRREVOCABLE AND COUPLED WITH AN INTEREST.

b. For purposes of this Section 1, the term "Shares" shall mean the shares of Common Stock beneficially owned by the Stockholders as of the Effective Date and set forth opposite the Stockholders' names on Exhibit A hereto and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).

2. Voting Agreement.  If, for any reason, the proxy provided for in Section 1 is determined to be invalid or unenforceable in any respect, then the Stockholders shall, and shall cause each of their respective affiliates to, attend each meeting of the stockholders of the Company for the purposes of satisfying the quorum requirements for any such meeting and shall vote its Shares for or against any matter on which the Shares may be voted, and shall vote for or consent to (or refrain from voting for or consenting to) any matter requiring the affirmative vote or consent of the Stockholder, in each case as directed by COR.

3. Other Stockholders Rights.  Except as otherwise provided herein, all other rights associated with the Stockholders' ownership of the Shares, including, but not limited to, all rights to transfer, sell or otherwise dispose of such Shares to bona fide third party purchasers shall not be modified by or subject to this Agreement.

4. Further Assurances.  The Stockholders agree to execute and deliver to COR, from time to time, such other documents and instruments as may be reasonably requested by any of them to the extent necessary to permit COR to vote or act on behalf of the Stockholders.  In furtherance of the foregoing, the Stockholders agree (a) to notify COR in writing within two business days following any sale or other transfer of Shares if, following such sale or transfer, such Shares would no longer be subject to this Agreement, and (b) to confirm in writing to COR, within one business day of receiving a request therefor, the number of shares of Common Stock that are beneficially owned by the Stockholder as of the date of such request.

5. General.

a. Governing Law; Venue.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to the conflicts of laws rules of such State). The Parties agree and consent to the jurisdiction of the state and federal courts located in New York county, New York and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions between the Parties hereto with respect to the subject matter hereof, and agree that such courts shall be the sole and exclusive forums for the resolution of any actions between the Parties hereto with respect to the subject matter hereof.

b. Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto (collectively, the "Successors"); provided, however, that this Agreement shall not be binding upon any Successor who purchases Shares from the Stockholder for value in a transaction registered under the Securities Act of 1933.

c. Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties hereto.

d. Amendment and Waiver.  Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all Parties hereto.

e. Remedies.  The Stockholders agree and acknowledge that damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that in the event of a breach or threatened breach by any Stockholder, COR shall be entitled to apply to any court of competent jurisdiction for a temporary and/or permanent injunction restraining the breaching party from such breach or threatened breach.

f. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or three business days after deposit in the United States mail, first-class, postage prepaid and one business day after deposit with a reputable overnight courier service, or by facsimile (with proof of transmission), upon transmission, to the address or facsimile number on file with the Company.

g. Headings.  The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

h. Complete Agreement.  This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

i. Counterparts; Facsimile Copies.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Signatures sent to the other Party by facsimile shall be binding as evidence of acceptance of the terms hereof by such signatory party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Proxy and Voting Agreement as of the date set forth in the first paragraph hereof.

COR SECURITIES HOLDINGS INC.

By:	/s/ Steven Sugarman
	Name:	Steven Sugarman
	Title:	Chief Executive Officer

BEDFORD OAK CAPITAL, L.P. By: Bedford Oak Management, LLC, its General Partner

By:	/s/ Harvey P. Eisen
	Name:	Harvey P. Eisen
	Title:	Chairman and Managing Member

BEDFORD OAK OFFSHORE LTD.

By:	/s/ Sarah Kelly
	Name:	Sarah Kelly
	Title:	Director

BEDFORD OAK ACORN, L.P. By: Bedford Oak Management, LLC, its General Partner

By:	/s/ Harvey P. Eisen
	Name:	Harvey P. Eisen
	Title:	Chairman and Managing Member

Exhibit A

Stockholder	Number of Shares of Common Stock Owned
BEDFORD OAK CAPITAL, L.P.	1,849,650
BEDFORD OAK OFFSHORE Ltd.	10,000
BEDFORD OAK ACORN, L.P.	6,010
Total	1,865,660